The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

APPROVED

SOEZ Launch Post – DA X

This one was so easy.

Ticker name decider guy here at @FTI_US on an absolute heater this quarter.

Franklin Solana ETF - $SOEZ is now live, making exposure to $SOL almost too easy?

SOEZ Graphic: It's SOEZ @Solana, @SolanaFndn

{thread 1} Roger Bayston, Head of Digital Assets at @FTI_Global: "@Solana is becoming a core layer of the digital economy. Its speed and efficiency support activity that ranges from tokenized assets to next generation financial applications, and that momentum continues to attract both developers and institutions. $SOEZ gives investors a regulated and transparent way to participate in a network that could shape how digital infrastructure will operate in the years ahead." #SOL #Solana $SOL

{thread 2}
$SOEZ Website: bit.ly/4rAxqWQ
To learn more view prospectus: bit.ly/48BklnP

Franklin Templeton Digital A... @FTDA... · 55m Promote

This one was so easy.

Ticker name decider guy here at @FTI_US on an absolute heater this quarter.

Franklin Solana ETF - $SOEZ is now live, making exposure to $SOL almost too easy?



SOEZ
Franklin Solana ETF (SOEZ)
It's SOEZ
All investments contain risk and possible loss of principal. Products may not be available in all jurisdictions. Franklin Distributors, LLC.

Solana and 4 others

3 20 100 10K

Franklin Templeton Digital Assets @FTDA_US · 55m

Roger Bayston, Head of Digital Assets at @FTI_Global: "@Solana is becoming a core layer of the digital economy. Its speed and efficiency support activity that ranges from tokenized assets to next generation financial applications, and that momentum continues to attract both

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1 3 337

Franklin Templeton Digital Assets @FTDA_US · 55m

$SOEZ Website: bit.ly/4rAxqWQ

To learn more view prospectus:

franklintempleton.com

Franklin Solana ETF - SOEZ

Find latest pricing, performance, portfolio and fund documents for Franklin Solana ETF - SOEZ.